EXHIBIT 15

Letter from Independent Accountants Regarding
Unaudited Interim Financial Information

July 26, 2002
Northrop Grumman Corporation
Los Angeles, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended June 30, 2002 and June 30, 2001 as indicated in our report dated July 26, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, is incorporated by reference in Registration Statement Nos. 33-59815, 33-59853, 333-68003, 333-61936 and 333-67266 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290 and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333–54800 and 333-83672 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Los Angeles, CA